Exhibit 10.72

AMENDMENT TO AND EXTENSION OF

LEASE AGREEMENT

This Amendment and Extension is made on this 7th day of May, 2003 by and between Tri-State Realty and Investment Company, a Partnership c/o Murray Berrie, Managing Partner, 14745 Draft Horse Lane, Wellington, Florida 33414 (“Landlord”) and Russ Berrie and Company, Inc., a New Jersey Corporation, 111 Bauer Drive, Oakland, New Jersey  07436 (“Tenant”);

WHEREAS Landlord and Tenant executed a Lease Agreement dated April 1, 1981 and a Rider to Lease Agreement dated April 1, 1981 and an Amendment to Lease Agreement dated July 1, 1987 (hereinafter collectively referred to as “Lease”) pertaining to the property leased by Tenant from Landlord, located at 111 Bauer Drive, Oakland, New Jersey (“Premises”); and

WHEREAS, the term of said Lease is scheduled to end on April 1, 2004, and the parties are desirous of extending said term, and setting forth their rights and obligations with respect to the remainder of the term of said extension;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               The term of the Lease shall be extended until April 1, 2009.

2.               Rent for the Premises shall be $5.75 per square foot commencing on April 1, 2004 for a total annual rental payment of $687,067.50, payable in consecutive monthly installments of $57,255.63, commencing on April 1, 2004.  Rent shall be subject to annual adjustments commencing April 1, 2005, which reflect the increase in the cost of living as estimated by the U.S. Bureau of Labor Statistics Consumer Price Index (“C.P.I.”), but in no event greater than 3% of the previous year’s rent.  Such annual adjustments shall be determined by multiplying the rent charge for the prior year by a fraction, the numerator of which shall be the CPI as of the most recent date prior to the adjustment and the denominator of which shall be the CPI as of the date one year earlier.

3.               Tenant may terminate the Lease anytime upon twenty-four months advance written notice to Landlord, with no penalty or fee.

4.               Landlord shall have the right to market the Premises for sale, show the Premises to prospective purchasers (at reasonable times and upon reasonable notice to Tenant), and sell the Premises any time during the term of the Lease, provided any subsequent owner agrees to be bound by the terms, covenants and conditions of the Lease, as amended.

5.               Except as modified herein, the agreements, covenants and terms of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment and Extension as of the date above written.

WITNESS:	Landlord:

TRI-STATE REALTY and INVESTMENT COMPANY

May 7, 2003	By:	/s/ Murray Berrie
Murray Berrie, Managing Partner

Tenant:

RUSS BERRIE and COMPANY, INC.

May 7, 2003	By:	/s/ A. Curts Cooke
A. Curts Cooke, Chief Administrative Officer